Exhibit 5.1

August 10, 2012

Mercury Computer Systems, Inc.

201 Riverneck Road

Chelmsford, Massachusetts 01824

Re:        Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the Securities and Exchange Commission on or about August 10, 2012 (the “Registration Statement”), of an aggregate of 271,488 (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of Mercury Computer Systems, Inc., a Massachusetts corporation (the “Company”), which may be issued pursuant to the Micronetics, Inc. 2006 Equity Incentive Plan (the “Micronetics Plan”).

We have acted as counsel to the Company in connection with the foregoing registration of the Shares. We have examined and relied upon originals or copies of such records, instruments, certificates, memoranda, and other documents as we have deemed necessary or advisable for purposes of this opinion and have assumed, without independent inquiry, the accuracy of those documents. In that examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies and the authenticity and completeness of all original documents reviewed by us in original or copy form. We have further assumed that all options granted pursuant to the Micronetics Plan were validly granted in accordance with the terms of the Micronetics Plan, that all Shares to be issued upon exercise of such options will be issued in accordance with the terms of the Micronetics Plan and the respective option agreements.

This opinion is limited solely to the Massachusetts Business Corporations Act. For purposes of the opinion set forth below, we have assumed that a sufficient number of authorized shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Based upon and subject to the foregoing, we are of the opinion that upon the issuance and the delivery of the Shares in accordance with the terms and conditions set forth in the Micronetics Plan and the option agreements granted under the Micronetics Plan, the Shares will be validly issued, fully paid, and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ BINGHAM MCCUTCHEN LLP

BINGHAM MCCUTCHEN LLP